EX-28(h)(7)(bb)

LVIP ACQUIRING FUNDS

FORM OF RULE 12d1-4

FUND OF FUNDS INVESTMENT AGREEMENT

THIS AGREEMENT is entered into as of [___], among Lincoln Variable Insurance Products Trust (the “Acquiring Trust”), on behalf of itself and its separate series listed on Schedule A, as amended from time to time, severally and not jointly (each an “Acquiring Fund” and collectively, the “Acquiring Funds”), and [_____], ([each an] “Acquired Trust” and collectively, the “Acquired Trusts”), each on behalf of its itself and its separate series listed on Schedule B, as amended from time to time or as such additional series are deemed to be added in the future, severally and not jointly (each, an “Acquired Fund” and collectively, the “Acquired Funds”).

WHEREAS, each Acquiring Fund and each Acquired Fund are registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940 (the “1940 Act”);

WHEREAS, Section 12(d)(1)(A) of the 1940 Act, in relevant part, limits the extent to which an investment company, and any company or companies controlled by such company, may invest in shares of registered investment companies, Section 12(d)(1)(B) limits the extent to which a registered open-end investment company, its principal underwriter or any registered brokers or dealers may knowingly sell shares of such registered open-end investment company to other investment companies, or any company or companies controlled by such companies, and Section 12(d)(1)(C) limits the extent to which an investment company, and any company or companies controlled by such company, may invest in the shares of a registered closed-end investment company;

WHEREAS, Rule 12d1-4 under the 1940 Act, as amended from time to time, (the “Rule”) permits registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule;

WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule; and

WHEREAS, in accordance with the Rule, the parties desire to set forth the following terms pursuant to which the Acquiring Funds may invest in the relevant Acquired Funds in reliance on the Rule.

NOW THEREFORE, in consideration of the potential benefits to the Acquiring Funds and the Acquired Funds arising out of an Acquiring Fund’s investment in an Acquired Fund, the parties, intending to be legally bound hereby, agree as follows.

1.	Terms of Investment

(a) Each Acquiring Fund and each Acquired Fund agree as follows:

(i) Scale of investment. Upon request by an Acquired Fund, the Acquiring Fund will use reasonable efforts to provide summary information regarding the anticipated timeline and scale of its contemplated investments in the Acquired Fund and any maximum investment limits, whenever practicable and consistent with the Acquiring Fund’s best interests.

(ii) Timing/advance notice of redemptions. Each Acquiring Fund will use reasonable efforts to spread large redemption requests over multiple days or to provide advance notification of large redemption requests to the relevant Acquired Fund(s) whenever practicable and consistent with the Acquiring Fund’s best interests. Each Acquired Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to redeem and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any. For the avoidance of doubt, in the instance where the Acquired Fund is an exchange-traded fund, the requirements of this paragraph (ii) shall not apply to transactions in which an Acquiring Fund does not redeem Acquired Fund shares even if such transaction results in the redemption of Acquired Fund shares (such as where an Acquiring Fund sells shares in the secondary market).

(iii) In-kind redemptions. Each Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the Acquired Fund’s registration statement, as amended from time to time, the Acquired Fund may honor any redemption request partially or wholly in-kind.

(b) An Acquired Fund shall provide an Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund.

2.	Representations of the Acquired Funds.

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquired Fund agrees to: (i) comply with all conditions of the Rule applicable to Acquired Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule, with respect to an investment by the Acquiring Fund, or this Agreement.

3.	Representations of the Acquiring Funds.

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule applicable to Acquiring Funds; and (ii) comply with its obligations under this Agreement.

4.	Indemnification.

(a) The Acquired Funds, severally and not jointly, agree to hold harmless, indemnify and defend the Acquiring Funds and the Acquiring Trust, including any of their principals, trustees, officers, employees and agents (“Acquiring Fund Agents”), against and from any and all losses, costs, expenses or liabilities incurred by or claims or actions (“Claims”) asserted against the Acquiring Fund and/or the Acquiring Trust, including any Acquiring Fund Agents, to the extent such Claims result from: (i) any untrue statement or alleged untrue statement of a material fact contained in an Acquired Fund’s prospectus, statement of additional information or sales literature or any amendment thereof or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; (ii) a material breach by such Acquired Fund of any provision of this Agreement; or (iii) a violation by such Acquired Fund of the terms and conditions of the Rule. The indemnification provided for in this paragraph shall include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims.

[(b) The Acquiring Funds, severally and not jointly, agree to hold harmless, indemnify and defend the Acquired Funds and the Acquired Trusts, including any of their principals, trustees, officers, employees and agents, against and from any and all losses, costs, expenses or liabilities incurred by or Claims asserted against the Acquired Fund and/or the Acquired Trusts, including any of their principals, trustees, officers, employees and agents, to the extent such Claims result from: (i) any untrue statement or alleged untrue statement of a material fact contained in an Acquiring Fund’s prospectus, statement of additional information or sales literature or any amendment thereof or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; (ii) a material breach by such Acquiring Fund of any provision of this Agreement; or (iii) a violation by such Acquiring Fund of the terms and conditions of the Rule. The indemnification provided for in this paragraph shall include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims.]

(c) To the greatest extent permitted by applicable law, and without limiting the generality of the foregoing, in no event will either party be liable for any indirect, special, incidental, punitive or consequential damages or any similar damages or losses resulting from any action or failure to act under this Agreement, and each party hereby irrevocably and unconditionally waives any right that it may have to claim and recover any such damages, even if it has informed the other party of the possibility or likelihood of such damages.

5.	[Reserved]

6.	Notices

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below.

If to the Acquiring Trust:

Lincoln Variable Insurance Products Trust

c/o Lincoln Investment Advisors Corporation

Attention: Legal Department - Funds Management

150 N. Radnor-Chester Road

Radnor, PA 19087

Sam.Goldstein@lfg.com

With a copy to:

Lincoln Variable Insurance Products Trust

c/o Lincoln Investment Advisors Corporation

Attention: Investment Operations Team, Funds Management

1301 S. Harrison Street

Fort Wayne, IN 46802

Jennifer.Matthews@lfg.com

If to an Acquired Trust: [ABC Funds]	[Name] c/o [Company] [Address] [City, State, Zip] Fax: Email: With a copy to: [Name] Attn: Legal Dept. [Address]

[City, State, Zip] Fax: Email:

7.	Addition of New Funds.

[Schedule A lists the Acquiring Funds in existence as of the date of this Agreement, and Schedule B lists the Acquired Funds in existence as of the date of this Agreement. Additional Acquiring Funds and Acquired Funds may be created from time to time. The parties agree that in the event a series of the Acquiring Trust desires to become an Acquiring Fund after the date of this Agreement and invests in an Acquired Fund in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule, such investment shall be governed by the terms of this Agreement and the relevant Acquiring Fund and/or Acquired Fund shall be deemed to be added to Schedule A or Schedule B, as applicable, as of the date of the initial investment by an Acquiring Fund in an Acquired Fund in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule.]

8.	Term, Termination, Governing Law, Assignment, Amendment.

(a)     This Agreement shall be effective for the duration of the Acquired Funds’ and the Acquiring Funds’ reliance on the Rule. While the terms of the Agreement shall only be applicable to investments in Acquired Funds made in reliance on the Rule, the Agreement shall continue in effect until terminated pursuant to Section 8(b).

(b)     This Agreement shall continue until terminated by either party upon 60 days’ advance written notice to the other party.

(c)     This Agreement will be governed by [Delaware law] without regard to choice of law principles.

(d)     This Agreement may not be assigned by either party without the prior written consent of the other.

(e)     This Agreement, with the exception of modifications of Schedule A and Schedule B consistent with Section 7 of this Agreement, may be amended or modified only by a writing that is signed by an authorized representative of each party.

(f)     In any action involving a party to this Agreement, each party agrees to look solely to the relevant individual Acquiring Fund or Acquired Fund that is involved in the matter in controversy and not to any other series of the relevant Acquiring Trust or Acquired Trust.

9.	Fund by Fund Basis.

This Agreement is executed by each Acquiring Trust on behalf of its respective Acquiring Funds, and each Acquired Trust on behalf of its respective Acquired Funds acknowledges that (i) the obligations hereunder are binding only upon the Acquired Fund to which such obligations pertain and the assets and property of such Acquired Fund, and (ii) no trustee, officer, or shareholder assumes any personal liability for obligations entered into on behalf of an Acquiring Fund; and (iii) the obligations of each Acquired Fund under this Agreement shall be several and not joint, and the assets of one Acquired Fund shall not be liable for the obligations of another Acquired Fund.

10.	Miscellaneous.

(a)     Severability. If any one or more provisions in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, the remainder of this Agreement will remain in full effect.

(b)     Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.

(c)     Survival. Sections 4. Indemnification, 8. Term, Termination, Governing Law, Assignment, Amendment, and 9. Fund by Fund Basis, shall survive the any termination hereunder.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

[ACQUIRED TRUST]

Authorized Signer: ______________________________

Print Name: ___________________________________

Title: ________________________________________

Date: ________________________________________

LINCOLN VARIABLE INSURANCE PRODUCTS TRUST

Authorized Signer: ______________________________

Print Name: ___________________________________

Title: ________________________________________

Date: ________________________________________

SCHEDULE A- LIST OF ACQUIRING FUNDS

SCHEDULE B- LIST OF ACQUIRED FUNDS